Dated the 2nd day of August, 2010

Between

REDTONE TECHNOLOGY SDN. BHD.

AND

HOTGATE TECHNOLOGY INC.

AND

REDTONE INTERNATIONAL BERHAD

SHARE SALE AGREEMENT

IN RELATION TO THE SHARES OF

REDTONE TELECOMMUNICATIONS

(CHINA) LIMITED

Contents

1.

Definitions & Interpretation

1

1.1

Definitions

1

1.2

Interpretation

4

2.

Transfer Of Sale Shares

5

2.1

Sale and Purchase

5

2.2

Purchase all Sale Shares

5

3.

Condition Precedent

5

3.1

Condition Precedent

5

3.2

Rescission when Conditions Precedent not Satisfied

6

3.3

Best Endeavours

6

3.4

Notifications

6

3.5

Conditional Approvals

6

3.6

Rejections

7

3.7

Appeals

7

3.8

Approval of Other Public Authorities

8

3.9

Each Decision and Appeal Separate

8

3.10

Waiver

8

3.11

Effect of Rescission

8

3.12

Relevant Date

8

4.

Due Diligence

9

5.

Consideration

9

6.

Transfer Documents

9

6.1

Deposit of Relevant Documents

9

6.2

Return of Transfer Documents

9

6.3

On Completion

10

i

7.

Vendor’s Obligations pending Completion

10

7.1

Vendor’s Primary Obligations

10

7.2

No other dealing with Sale Shares

11

8.

Completion

11

8A.

Proposed Capitalisation

11

9.

Vendor’s Warranties/Indemnities

12

9A.

Purchaser’s Warranties/Indemnities

12

10.

Termination

13

11.

General

14

11.1

Notices

14

11.2

Governing Law

15

11.3

Enforceability

15

11.4

Waivers

15

11.5

Variation

16

11.6

Time

16

11.7

Cost and Expenses

16

11.8

Further Assurances

16

11.9

Entire Agreement

16

11.10

Successors Bound

16

Schedule 1A

18

Vendor’s Warranties

18

Schedule 1B

23

Purchaser’s Warranties

23

Annexure A

28

Accounts

28

ii

This Agreement is made on

Between :

(1)

REDtone Technology Sdn. Bhd. (Company No. 413031-V), a company incorporated under the laws of Malaysia and having its registered address at Suite 24-30, 5th Floor, IOI Business Park, 47100 Puchong, Selangor Darul Ehsan (“Vendor”) of the one part;

And

(2)

Hotgate Technology Inc., a company incorporated under the laws of Nevada, U.S.A. and listed on the Over the Counter Bulletin Board of U.S.A. having its registered office at Room 1602, Aitken Vanson Centre, 61 Hoi Yuen Rd., Kwun Tong, Hong Kong (“Purchaser”) of the second part;

And

(3)

REDtone International Berhad (Company No. 596364-U), a company incorporated in Malaysia and listed on the ACE Market of Bursa Malaysia Securities Berhad and having its registered address at Level 18, The Gardens North Tower, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur (“RIB”) of the third part.

Whereas:

A)

The Vendor is the legal and beneficial owner of the Sale Shares (as defined herein).

B)

The Vendor is desirous of selling and transferring the Sale Shares to the Purchaser and the Purchaser is desirous of purchasing and accepting the transfer of the Sale Shares subject to the terms and conditions herein.

C)

RIB is the holding company of the Vendor.

It Is Agreed As Follows :

1.

Definitions & Interpretation

1.1

Definitions

In this Agreement :

“Accounts”	means latest audited accounts of the Company for the financial year ended 31 May 2009, a copy of which is annexed in Annexure A;
“Agreement”	means this written agreement and all the attachments, annexures and schedules hereto;
“Business Day”	means a day on which banks are open for business in the State of Selangor Darul Ehsan, Malaysia, Hong Kong and the State of Nevada, U.S.A. and excludes a Saturday, Sunday or public holiday;

“Company”

means REDtone Telecommunications (China) Limited (Company No. 972896), a company incorporated under the laws of Hong Kong and having its registered office at Room 603, Alliance Building, 130-136, Connaught Road Central, Hong Kong;

“Completion”	means the completion of sale and purchase of the Sale Shares in accordance with this Agreement;
“Completion Date”	means the date on which Completion takes place;
“Condition Precedent “	shall have the meaning ascribed thereto in Clause 3;
“Consideration Shares”

means:

(a)

244,444,444 common stocks of USD0.0001 each in the capital of the Purchaser to be allotted and issued to RIB at the issue price of USD0.09 per ordinary share, which are to be listed on the Over the Counter Bulletin Board of U.S.A.; or

(b)

where the context permits and subject to the Parties accepting the conditions imposed by the relevant authorities, such other number of Consideration Shares for which the approval of the relevant authorities has been obtained;

“Cut-Off Date”	means the thirtieth (30th) day from the date of this Agreement or such other extended time period as the Parties may agree in writing;
“Encumbrances”

means any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement or other security arrangement or agreement conferring a right to a priority of payment;

“GAAP”	means the generally accepted accounting principles, practices and standards consistently applied in Hong Kong;
“Group”

means the Company and companies controlled by the Company, namely:

(i)

REDtone Telecommunications (Shanghai) Limited;

(ii)

Shanghai Hongsheng Net Communication Company Ltd;

(iii)

Shanghai Huitong Telecommunication Company Ltd;

(iv)

Shanghai Jia Mao e-Commerce Company Ltd,

or where the context permits or requires any one or more of them;

“Indebtedness”

means all obligations (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) for payment or repayment of money including without limitation, in respect of any trade creditors, purchase, hire or lease of any asset or service or bank, third party or vendor financing;

“Parties”	means collectively, the Vendor and the Purchaser, and “Party” shall be construed as any of them;
“Proposed Capitalisation”

means the proposed capitalization of debts due from the Purchaser to RIB as at the date of this Agreement, to be satisfied by way of issuance and allotment of [13,147,197] ordinary shares of USD0.0001 each in the capital of the Purchaser to RIB at the issue price of USD0.09 per ordinary share;

“Public Authorities”	includes :
(a) any government in any jurisdiction, whether federal, state, provisional, territorial or local;
(b) any minister, department, officer, commission, delegate, instrumentality, agency, board, authority or organisation of any government or in which any government is interested;
(c) any non-government regulatory authority;
(d) any provider of public utility services, whether or not government owned or controlled; and
(e) any court in any jurisdiction;
“Purchase Consideration”	has the meaning specified in Clause 5.1;
“Purchaser’s Warranties”	means all statements of fact herein and the representations and warranties set out in Schedule 1B given by the Purchaser in this Agreement;
“Relevant Date”	has the meaning specified in Clause 3.12;
“Sale Shares”	means 58,501,000 ordinary shares of HK$1.00 each in the capital of the Company and representing the entire issued and paid up capital of the Company;
“Stakeholders”	means Messrs. C.S. Hee & Co., Advocates & Solicitors, presently at Suite B-3A-9, Plaza Mont’Kiara, No. 2, Jalan Kiara, Mont’Kiara, 50480 Kuala Lumpur, Malaysia;
“Transfer Date”	means the date on which transfer of the Sale Shares to the Purchaser shall be deemed completed under clause 8;

“Transfer Documents”

means collectively:

(i)

the duly executed instruments of transfer  by the Vendor in respect of the Sale Shares;

(ii)

the share certificate(s) in respect of the Sale Shares;

(iii)

the duly executed but undated resolutions of the board of the Company approving the transfer of the Sale Shares from the Vendor to the Purchaser;

(iv)

the duly executed and undated resolutions of the board of the Vendor approving the sale and transfer of the Sale Shares to the Purchaser upon the terms of this Agreement; and

(v)

duly signed but undated letter of resignation of each person nominated by the Vendor as directors of the Company;

“Trustee”	means Pacific Trustee Berhad;
“Trust Deed”	means the Trust Deed dated 20 January 2010 between RIB and the Trustee in respect of the issuance of irredeemable convertible unsecured loan stocks 2010/2020 by RIB; and
“Vendor’s Warranties”	means all statements of fact herein and the representations and warranties set out in Schedule 1A given by the Vendor in this Agreement.

1.2

Interpretation

In this Agreement, unless the context otherwise requires:

(a)

recitals, headings and underlinings are for convenience only and do not affect the interpretation of this Agreement;

(b)

words importing the singular include the plural and vice versa;

(c)

words importing a gender include any gender;

(d)

an expression importing a natural person includes any corporation or other body corporate, partnership, association, public authority, two or more persons having a joint or common interest, or any other legal or commercial entity or undertaking;

(e)

a reference to a party to a document includes that party’s successors and permitted assigns;

(f)

any part of speech or grammatical form of a word or phrase defined in this Agreement has a corresponding meaning;

(g)

a representation, undertaking, covenant or agreement on the part of two or more persons binds them jointly and severally;

(h)

reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted and shall include all by-laws, instruments, orders rules and regulation made thereunder;

(i)

all schedules, attachments and annexures hereto form part of this Agreement;

(j)

any reference to a date or time is a reference to Malaysian time;

(k)

where the day on or by which anything is to be done is a Saturday, Sunday or a public holiday in the place in which that thing is to be done, then that thing shall be done on the immediately preceding Business Day;

(l)

a reference to “Hong Kong Dollars” or “HK$” shall be construed as the lawful currency of Hong Kong, SAR;

(m)

a reference to “Ringgit Malaysia” or “RM” shall be construed as the lawful currency of Malaysia;

(n)

a reference to “United States Dollars” or “USD” shall be construed as the lawful currency of the United States of America;

(o)

any reference to “writing” or cognate expressions includes a reference to electronic communication, telex, cable, facsimile transmission or comparable means of communications;

(p)

any agreement, notice, consent, approval, disclosure or communication under or pursuant to this Agreement shall be in writing;

(q)

words denoting an obligation on a party to do an act, matter or thing includes an obligation to procure that it be done or words placing a party under a restriction include an obligation not to permit an infringement of the restriction;

(r)

reference to a document shall include references to any sort of document whether paper or paperless and expressed or described on any substance either with alphabets, figures, symbols and/or marks;

(s)

reference to clauses, schedules, paragraphs, attachments, annexures or appendices are references to the clauses, schedules, paragraphs, attachments, annexures or appendices in this Agreement; and

(t)

the words “hereto”, “herein”, “hereinafter”, hereinbefore”, “hereof”, “hereunder”, and other words of similar import shall refer to this Agreement as a whole and not to any particular provision.

2.

Transfer Of Sale Shares

2.1

Sale and Purchase

Subject to the terms and conditions of this Agreement:

(a)

the Vendor shall sell and transfer to the Purchaser, the Sale Shares free from all Encumbrances and together with all rights and benefits attaching thereto; and

(b)

the Purchaser shall purchase and accept the transfer of the Sale Shares from the Vendor free from all Encumbrances and together with all rights and benefits attaching thereto.

2.2

Purchase all Sale Shares

The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.

Condition Precedent

3.1

Condition Precedent

The sale and purchase of the Sale Shares and completion thereof are conditional upon the following:

(a)

Approval of directors and shareholders

The approvals of:

(i)

the directors and the shareholders of the Vendor (if required) and RIB in respect of the sale of the Sale Shares contemplated herein; and

(ii)

the directors and the shareholders of the Purchaser (if required) in respect of the purchase of the Sale Shares contemplated herein;

(b)

Approval of Trustee

If required, the approval of Trustee in respect of the sale of the Sale Shares contemplated herein;

 (c)

Other Approvals

(i)

If required, the approval or consent of relevant Public Authorities and third parties which the Purchaser may be required to obtain for the purchase of the Sale Shares contemplated herein and the listing of the Consideration Shares; and

(ii)

If required, the approval or consent of the relevant Public Authorities and third parties which the Company may be required to obtain for its change in shareholders,

(collectively, “Conditions Precedent”).

3.2

Rescission when Conditions Precedent not Satisfied

If any of the Conditions Precedent set out in Clause 3.1 is not fulfilled by the Cut-Off Date, either Party may rescind this Agreement by written notice to the other Party.

3.3

Best Endeavours

The Vendor and the Purchaser shall use their best endeavours to satisfy the conditions precedent set out in Clause 3.1.

3.4

Notifications

If either Party becomes aware that a condition precedent set out in Clause 3.1 is satisfied or is incapable of being satisfied, it shall immediately notify the other Party in writing.

3.5

Conditional Approvals

3.5.1

If:

(a)

any term and/or condition is imposed in respect of any of the approvals referred to in Clause 3.1; and

(b)

the term and/or condition affects either one of the Parties (“the Affected Party”) and the Affected Party is not satisfied with the conditions imposed,

the Affected Party may, within a period of fourteen (14) days from the date the Affected Party receives notice of such term and/or condition or such other time period as the Parties may mutually agree in writing (“the Notice Period”), notify the other Parties in writing of the Affected Party’s election to:

a)

reject the terms and/or conditions imposed, in which case the relevant approval shall be deemed not to have been obtained and the Affected Party shall thereafter be entitled but not obligated to rescind this Agreement by notice in writing to the other Party and upon such rescission the provisions of Clause 3.11 in relation to the consequences of rescission shall apply mutatis mutandis; or

b)

appeal against the terms and/or conditions imposed.

3.5.2

In the event that the Affected Party elects to appeal against the terms and/or conditions imposed, the Affected Party shall submit or procure the submission of the appeal within thirty (30) days from the date the Affected Party receives notice of the terms and/or conditions (“the Appeal Period”).

3.5.3

In the event that the Affected Party does not :

i)

notify the other Party of its rejection of the terms and/or conditions imposed or of its intention to appeal against the terms and/or conditions within the Notice Period; or

ii)

appeal against the terms and/or conditions within the Appeal Period,

the Affected Party shall be deemed to have accepted the terms and/or conditions and the relevant approval shall be deemed to have been obtained.

3.6

Rejections

If any Public Authority rejects any application for its approval, the Affected Party shall, within a period of fourteen (14) days from the date the Affected Party receives notice of such rejection or such other period as the Parties may mutually agree in writing, notify the other Party in writing of the Affected Party’s election to:

a)

appeal to the relevant Public Authority against the rejection; or

b)

rescind this Agreement.

In the event that the Affected Party elects to appeal against the rejection, the Affected Party shall submit or procure the submission of the appeal to the relevant Public Authorities within thirty (30) days from the date the Affected Party receives notice of the rejection or such other period as the Parties may mutually agree in writing.

3.7

Appeals

3.7.1

Full Allowance of Appeal

In the event that an appeal against any terms and/or conditions or against any rejection is allowed fully in its terms, the relevant approval shall be deemed to have been obtained.

3.7.2

Partial Allowance, Conditional Allowance and Non-Allowance of Appeal

In the event that an appeal against any terms and/or conditions or against any rejection (“the Said Appeal”) is partially allowed or allowed subject to certain terms and/or conditions or not allowed, the following provisions shall apply :

a)

in the case of a partial or conditional allowance of the Said Appeal, the Affected Party shall, within a period of fourteen (14) days from the date the Affected Party receives the decision on the Said Appeal or such other period as the Parties may mutually agree in writing (“the Decision Period”), notify the other Party in writing of the Affected Party’s election to :

i)

accept such partial or conditional allowance including any terms and/or conditions attaching thereto, in which case the relevant approval shall be deemed to have been obtained; or

ii)

reject such partial or conditional allowance, in which case the relevant approval shall be deemed not to have been obtained and the Affected Party shall thereafter be entitled but not obligated to rescind this Agreement by notice in writing to the other Party.

If the Affected Party fails to notify the other Party of its rejection of such partial or conditional allowance within the Decision Period, the Affected Party shall be deemed to have accepted such partial or conditional allowance including any terms and/or conditions attaching thereto, and the relevant approval shall be deemed to have been obtained;

b)

in the case of the Said Appeal not being allowed, the Affected Party may, within a period of fourteen (14) days from the date the Affected Party receives the decision on the Said Appeal or such other period as the Parties may mutually agree in writing, rescind this Agreement by notice in writing to the other Party.

3.7.3

Decision of Appeal not received

In the event that the decision on the Said Appeal has not been received by the Cut-Off Date:

a)

either Party may rescind this Agreement by notice in writing to the other Party; or

b)

the Parties may mutually agree in writing to extend the Cut-Off Date for a duration to be agreed upon, in which case all references in this Agreement to the Cut-Off Date shall be construed as referring to the extended Cut-Off Date.

3.8

Approval of Other Public Authorities

If as a condition of the approval of any Public Authority, the approval(s) of some other Public Authorities shall be required, the provisions of these Clauses shall apply mutatis mutandis to the obtaining of such further approval(s).

3.9

Each Decision and Appeal Separate

Each decision by each Public Authority and each appeal shall be treated as separate under the provisions of these Clauses.

3.10

Waiver

To the extent permitted by law, the Parties reserve the right to mutually waive in writing the requirement to obtain any of the approvals referred to in Clause 3.1 and thereafter the Parties may proceed to Completion in accordance with Clause 6.

3.11

Effect of Rescission

Where either Party elects to rescind this Agreement in accordance with any of the provisions hereof, this Agreement shall immediately thereafter cease to have any effect and become null and void, whereupon and neither Party shall have any claim or claims against the other Party save and except for any antecedent breach.

3.12

Relevant Date

The date on which the Conditions Precedent is fulfilled, or as the case may be, waived by the Purchasers, shall be referred to as the “Relevant Date”.

4.

Due Diligence

4.1

The Purchaser hereby confirms that it had prior to the date of this Agreement conducted financial and legal due diligence investigations on the Group and is satisfied with the due diligence findings.

4.2

The Vendor hereby confirms that it had prior to the date of this Agreement conducted financial and legal due diligence investigations on the Purchaser and is satisfied with the due diligence findings.

5.

Consideration

5.1

The consideration for the sale, purchase and transfer of the Sale Shares (“Purchase Consideration”) shall be based on the aggregate of:

a)

United States Dollars Twenty Two Million (USD22,000,000); or

b)

where applicable, subject to the Parties accepting the condition imposed by the Public Authority, such other amount for which the approval of the Public Authority has been obtained,

The Purchase Consideration shall be paid or satisfied by the allotment and issue at Completion of the Consideration Shares credited as fully paid and free from Encumbrance.

5.2

The Purchase Consideration is determined based on a “willing seller willing buyer” basis after taking into consideration the valuation of the Group prepared by an independent valuer appointed by the Vendor. The Purchaser hereby irrevocably and unconditionally acknowledges and confirms that it has agreed to the valuation prepared by the independent valuer.

5.3

The Consideration Shares shall be issued to RIB on terms that they will rank pari passu in all respects with the ordinary shares of the Purchaser in issue at the date of allotment except that they shall not be entitled to any rights, dividends, allotments and/or any other distributions declared prior to the date of allotment.

5.4

The Vendor hereby irrevocably and unconditionally instructs the Purchaser to allot and issue the Consideration Shares in favour of RIB as settlement for the Purchase Consideration.

6.

Transfer Documents

6.1

Deposit of Relevant Documents

Within fourteen (14) days of the date of this Agreement or such other period as the Parties may agree, the Vendor shall deposit the Transfer Documents with the Stakeholder.

6.2

Return of Transfer Documents

In the event that this Agreement is rescinded or Completion does not occur, the Stakeholder shall, and are hereby irrevocably authorized by the Parties hereto, return the Transfer Documents to the Vendor.

6.3

On Completion

In the event that this Agreement proceeds to Completion, the Stakeholder is authorised to release the Transfer Documents to the Purchaser and the Purchaser is hereby irrevocably authorised by the Vendor to complete all necessary details in the Transfer Documents.

7.

Vendor’s Obligations pending Completion

7.1

Vendor’s Primary Obligations

Except where any prior written direction or consent of the Purchaser to the contrary has been given to the Vendor, the Vendor hereby undertakes to the Purchaser to ensure that as from the date hereof and pending Completion of this Agreement, the Group shall :-

7.1.1

continue to conduct its present business according to its present practice and in the ordinary course of business;

7.1.2

not sell, transfer, lease, let or Encumber or dispose of or otherwise howsoever deal or part with possession of any of the Group’s assets and undertakings or any part or parts thereof other than in the ordinary course of business;

7.1.3

not create or issue or agree to create or issue any share or loan capital (not having any effect on the shares) or give or agree to give any option or right or interest in respect of any share or loan capital (not having any effect on the shares) of the Group;

7.1.4

not hold or convene any general meeting which proposes or passes a resolution which is prejudicial to this Agreement;

7.1.5

maintain all insurance coverages and not do anything which will affect its validity;

7.1.6

not change the auditors of the Group;

7.1.7

not alter the Memorandum and Articles of Association of the Group in any respect except in compliance with requirements of law and/or any Public Authorities and/or as may be necessary to give effect to the terms of this Agreement;

7.1.8

not incur any borrowing or indebtedness otherwise than in the ordinary course of business;

7.1.9

not be a party to any contract, transaction, obligation, commitment, arrangement or liability which :

(a)

is of an unusual abnormal or onerous nature ;

(b)

is of a term exceeding twelve (12) months except with the consent of the Purchaser;

(c)

contains provisions for the payment of a penalty or liquidated damages except in the ordinary course of business ; or

(d)

is not in the ordinary course of the Group’s business or which involves or is likely to involve obligations, expenditure or receipts of an unusual or exceptional nature;

7.1.10

not pay or declare any dividend or make any other distribution; and

7.1.11

not carry-out any restructuring or reorganization of the Group.

7.2

No other dealing with Sale Shares

The Vendor shall not, after the execution of this Agreement, enter into any agreement, transaction or arrangement whatsoever (whether conditional or otherwise) to sell, dispose of, transfer, assign, convey or Encumber the Sale Shares or any part thereof to any other party whomsoever.

8.

Completion

8.1

Subject always to Clause 3, Completion shall take place on or before :

a)

the date which is seven (7) Business Days from the Relevant Date; or

b)

any other date agreed in writing between the Parties,

at a place mutually agreed by the Parties.

8.2

At Completion, the following shall take place concurrently :

a)

The Vendor shall deliver to the Purchaser:

i)

the following documents :

(1)

the certificate of incorporation and all copies of the memorandum and articles of association of the Group;

(2)

the respective common seals of the Group;

(3)

all statutory minutes and other record books including, without limitation, the registers of the Group;

(4)

the share certificate books of the Group;

(5)

the ledgers, journals and books of account of the Group; and

(6)

any other relevant books or documents in connection with the Group or its affairs as required by the Purchaser.

b)

The Purchaser shall allot and issue the Consideration Shares to RIB and if required under the relevant listing requirements and/or applicable laws, the Purchaser shall do all things necessary to procure the listing of the Consideration Shares on the Over the Counter Bulletin Board of U.S.A.

c)

The Stakeholder shall release the Transfer Documents to the Purchaser and the Purchaser is hereby authorised to complete all blanks in and the Purchaser shall execute the Transfer Documents, if the Transfer Documents are required to be executed by the Purchaser.

d)

Upon the fulfilment of the obligations of the Vendor in Clause 8.2(a), the Purchaser in Clause 8.2(b) and the Stakeholder in Clause 8.2(c), this Agreement shall be completed and the legal and beneficial ownership of the Sale Shares shall transfer to the Purchaser.

8A.

Proposed Capitalisation

8A.1

The Parties hereby agree that immediately after Completion, the Company shall undertake the Proposed Capitalisation in full and final settlement of all advances made by RIB to the Company prior to the date of this Agreement.

9.

Vendor’s Warranties/Indemnities

9.1

Except as expressly provided in the Vendor’s Warranties to the contrary and to the extent that the Vendor’s Warranties are qualified by information that has otherwise been disclosed in writing to the Purchaser or its agents or officers by the Vendor, the Vendor gives the Vendor’s Warranties in favour of the Purchaser as at the date of this Agreement and as at Completion. The Vendor hereby warrants to the Purchaser that the information and statements set out in the Vendor’s Warranties are true, accurate and correct in all respects at the date of this Agreement and will continue to be so up to and including Completion. To this effect, the Vendor’s Warranties shall be deemed to be repeated at Completion as if the same were made on Completion Date.

9.2

The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement in reliance on the Vendor’s Warranties.

9.3

Each of the Vendor’s Warranties is separate and is to be construed independently of the others and is not limited by reference to any of the others.

9.4

Notwithstanding Completion, the Vendor’s Warranties, indemnities and undertakings given by the Vendor shall continue thereafter to subsist for so long as may be necessary for the purpose of giving effect to each and every one of those Clauses in accordance with the terms thereof.

9.5

Notwithstanding any other provisions in this Agreement, the indemnities contained in this Agreement shall survive Completion.

9.6

If the Vendor shall become aware, or reasonably ought to be aware, of any event which occurs or matter which arises which results or may result in any of the Vendor’s Warranties being unfulfilled, untrue, misleading or incorrect, the Vendor shall immediately notify the Purchaser in writing fully thereof.

9A.

Purchaser’s Warranties/Indemnities

9A.1

Except as expressly provided in the Purchaser’s Warranties to the contrary and to the extent that the Purchaser’s Warranties are qualified by information that has otherwise been disclosed in writing to the Vendor or its agents or officers by the Purchaser, the Purchaser gives the Purchaser’s Warranties in favour of the Vendor as at the date of this Agreement and as at Completion. The Purchaser hereby warrants to the Vendor that the information and statements set out in the Purchaser’s Warranties are true, accurate and correct in all respects at the date of this Agreement and will continue to be so up to and including Completion. To this effect, the Purchaser’s Warranties shall be deemed to be repeated at Completion as if the same were made on Completion Date.

9A.2

The Purchaser acknowledges and agrees that the Vendor has entered into this Agreement in reliance on the Purchaser’s Warranties.

9A.3

Each of the Purchaser’s Warranties is separate and is to be construed independently of the others and is not limited by reference to any of the others.

9A.4

Notwithstanding Completion, the Purchaser’s Warranties, indemnities and undertakings given by the Purchaser shall continue thereafter to subsist for so long as may be necessary for the purpose of giving effect to each and every one of those Clauses in accordance with the terms thereof.

9A.5

Notwithstanding any other provisions in this Agreement, the indemnities contained in this Agreement shall survive Completion.

9A.6

If the Purchaser shall become aware, or reasonably ought to be aware, of any event which occurs or matter which arises which results or may result in any of the Purchaser’s Warranties being unfulfilled, untrue, misleading or incorrect, the Purchaser shall immediately notify the Vendor in writing fully thereof.

10.

Termination

10.1

The Vendor’s breach

If the Vendor breaches any of the material or fundamental terms or conditions of this Agreement, the Purchaser shall give notice in writing to the Vendor specifying the default or breach requiring the Vendor to remedy the said default or breach within fourteen (14) days of the receipt of such notice.

10.2

If the Vendor fails to remedy the relevant default or breach within the said fourteen (14) days or such other time period as the Parties may mutually agree in writing, the Purchaser shall be entitled at the Purchaser’s absolute discretion:

10.2.1

to terminate this Agreement by giving to the Vendor written notice to such effect whereafter this Agreement shall be null and void and of no further effect and neither Party hereto shall have any claim against the other Parties hereto in respect of or in relation to this Agreement save in respect of any antecedent breach; or

10.2.2

to specific performance by the Vendor of the Vendor’s obligations hereunder, and without prejudice to the Purchaser’s right to damages.

10.3

The Purchaser’s breach

On the occurrence of any of the events stated hereunder, the Vendor shall give notice in writing to the Purchaser specifying the default or breach requiring the Purchaser to remedy the said default or breach within fourteen (14) days of the receipt of such notice.  The events are:

(a)

Breach

If the Purchaser breaches any of the material or fundamental term or condition of this Agreement, including, without limitation, the Purchaser’s Warranties, or if the Purchaser fails to perform or observe any material or fundamental undertaking, obligation or agreement expressed or implied in this Agreement;

(b)

Insolvency

the Purchaser is or becomes unable to pay its debts when they are due or becomes unable to pay its debts within the meaning of any legislation regarding insolvency of the jurisdiction in which it carried on business;

(c)

Arrangements

Where applicable, the Purchaser enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them;

(d)

Winding Up

An application or order is made for the winding up or dissolution of any of the Purchaser or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of any of the Purchaser otherwise than for the purpose of an amalgamation or reconstruction which has the prior written consent of the Vendor;

(e)

Events of Default

the Purchaser commits any act or omits to do any act which results in the breach or non-fulfilment of any term or condition of any banking, finance or credit facility which has the effect of causing the events specified in clauses 10.3(b), (c) and (d) to occur.

10.5

If the Purchaser fails to remedy the relevant default or breach within the said fourteen (14) days or such other time period as the Parties may mutually agree in writing, the Vendor shall be entitled to terminate this Agreement by giving to the Purchaser written notice to such effect.

10.6

Without limiting any right or remedy available to the Vendor at law or in equity (which includes the right to claim damages and to specific performance) upon the termination of this Agreement in accordance with this Clause 10, the Purchaser shall indemnify the Vendor for all damages, costs, charges and expenses incurred by it in connection with the negotiation, preparation, breach or non-compliance with this Agreement and termination or rescission of this Agreement and all matters which are connected therewith.

10.7

The rights and remedies of the Vendor in respect of any breach of the terms and conditions herein shall not be affected by any disclosure, by its rescinding, or failing to rescind this Agreement, or any other event or matter whatsoever, except as a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

11.

General

11.1

Notices

(i)

All notices and documents required to be given under this Agreement and all other communications between the parties hereto with respect to this Agreement shall be in writing and may, at the option of the sender, be sent by hand, registered post , courier or other postal service or facsimile to the following addresses or numbers (or to such other addresses or numbers as notified by the parties hereto in accordance with this Clause):

Vendor:

Suite 24-30, 5th Floor,

IOI Business Park,

47100 Puchong,

Selangor Darul Ehsan.

Telephone: (603) 8073 2288

Facsimile: (603) 8073 2148

(Marked for the attention of the Group Managing Director)

Purchaser:

Room 1602, Aitken Vanson Centre,

61 Hoi Yuen Rd.,

Kwun Tong,

Hong Kong.

(Marked for the attention of the Chief Executive Officer )

RIB

:

Suite 24-30, 5th Floor,

IOI Business Park,

47100 Puchong,

Selangor Darul Ehsan.

Telephone: (603) 8073 2288

Facsimile: (603) 8073 2148

(Marked for the attention of the Group Managing Director)

 (ii)

Any notice or document or communication may be given by solicitors on behalf of either party and any notice or communication given pursuant to this Agreement shall be deemed to be served and received by the addressee:

(a)

if delivered by hand, at the time of delivery; or

(b)

if sent by registered post, courier or other postal service, within five (5) days of despatch or posting; or

(c)

if transmitted by facsimile, the Business Day following transmission by facsimile.

11.2

Governing Law

This Agreement is governed by the laws of Malaysia and the parties irrevocably submit to the exclusive jurisdiction of the courts of Malaysia.

11.3

Enforceability

(a)

If one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law or decision, the validity, legality or enforceability of the remaining provisions contained herein shall not be affected or impaired in any way.

(b)

Each party shall, in any such event, execute such additional documents as the other party may reasonably request in order to give valid, legal and enforceable effect to any provision which is determined to be invalid, illegal or unenforceable.

(c)

If any provision shall be void, illegal or unenforceable but would be valid and enforceable if read down, then that provision shall be read down to the extent necessary to render the provision valid and enforceable.

11.4

Waivers

(a)

Waiver of any breach of this Agreement or of any right, power, authority, discretion or remedy arising upon a breach of or default under this Agreement, must be in writing and signed by or on behalf of the party granting the waiver.

(b)

A breach of or default under this Agreement is not waived by any failure or delay by the other party in exercising or partial exercise of any right, power, authority, discretion or remedy under this Agreement.

(c)

A right, power, authority, discretion or remedy created or arising upon a breach of or default under this Agreement shall not be waived by any failure or delay in the exercise, or a partial exercise, of that or any other right, power, authority, discretion or remedy.

11.5

Variation

A variation of any term of this Agreement must be in writing and signed by both of the parties.

11.6

Time

Time whenever mentioned in this Agreement shall be of the essence.

11.7

Cost and Expenses

(a)

The Purchasers shall bear all the costs and stamp duty payable in respect of the transfer of the Sale Shares to it.

(b)

Each party shall bear its own costs and expenses (including legal fees) of and relating to the negotiation, preparation, execution, registration and perfection of this Agreement and all matters relating hereto.

11.8

Further Assurances

Each party must do all things necessary (including, without limitation, executing all documents) to give effect to this Agreement.

11.9

Entire Agreement

This Agreement is the entire agreement between the parties in respect of its subject matter and supersedes all previous agreements with respect to its subject matter.

11.10

Successors Bound

This Agreement shall be binding on and shall enure for the benefit of the successors and permitted assigns of each of the parties hereto.

(the remaining space on this page has been left blank intentionally)

IN WITNESS WHEREOF the parties hereto have executed this Agreement as follows:

Signed for and on behalf of REDtone Technology Sdn. Bhd. (Company No. 413031-V) in the presence of :	) ) ) )
_________________________ Witness Name : Title :	_________________________ Signatory Name : Title :

Signed for and on behalf of Hotgate Technology Inc. in the presence of :	) ) ) )
_________________________ Witness Name : Title :	_________________________ Signatory Name : Title :

Signed for and on behalf of REDtone International Berhad (Company No. 596364-U) in the presence of :	) ) ) )
_________________________ Witness Name : Title :	_________________________ Signatory Name : Title :

Schedule 1A

Vendor’s Warranties

1.

PRELIMINARY

1.1

Interpretation

1.1.1

In the Warranties, the term “assets” shall mean the assets of the Company.

1.2

General

1.2.1

The Company is incorporated in Hong Kong and is duly registered and validly existing under the laws of Hong Kong.

1.2.2

The Company:

(a)

is a private company limited by shares and incorporated under the laws of Hong Kong;

(b)

has an authorised capital of Hong Kong Dollars Sixty Million (HK$60,000,000) only divided into 60,000,000 ordinary shares of HK$1.00 each;

(c)

has an issued ordinary share capital of Hong Kong Dollars Fifty Eight Million Five Hundred and One Thousand (HK$58,501,000) divided into 58,501,000 ordinary shares of HK$1.00 each, all of which are fully paid up; and

(d)

has the power to own its assets and carry on its business as it is now being conducted.

1.2.3

There are no outstanding rights, subscriptions, warrants, calls, pre-emptive rights, options, employee share option schemes or other contracts or agreements of any kind to purchase, subscribe or otherwise to receive from the Company any shares in the capital of the Company or securities of any kind convertible into any share in the capital of the Company.

1.2.4

The Vendor has full power and authority to enter into and perform this Agreement and when this Agreement is executed by the Vendor, it shall constitute binding obligations upon the Vendor in accordance with its terms.

1.2.5

The Company is not a party to, nor is it bound or affected by or subject to, any encumbrance, lease, agreement, deed, commitment, document, instrument, statute, legislation, regulation, judgment, order, decree or law which would be violated, contravened or under which default would occur, as a result of the transaction contemplated in this Agreement or compliance by the Vendor with the terms of this Agreement.

1.2.6

The Company has all necessary licences, consents, permits and authorisations (whether public or private) to carry on its business (collectively, “Relevant Licences”).

1.2.7

All the Relevant Licences are valid, subsisting and in full force and effect and there is no reason for any of the Licences to be suspended, revoked, varied or not renewed as a result of the transfer of the Sale Shares to the Purchasers or otherwise.

1.3

Sale Shares

1.3.1

The Sale Shares are fully paid up and no money is owing in respect of them.

1.3.2

The Vendor is the legal and beneficial owner of the Sale Shares.

1.3.3

On Completion the Vendor is and will be competent and entitled to transfer the legal and beneficial ownership of the Sale Shares without the consent of any other person and free of any pre-emptive rights or rights of first refusal and free of any mortgage, charge, lien or other encumbrance.

1.3.4

On Completion, there will not be any agreement or arrangement to create any lien, charge, mortgage, pledge or encumbrance on or over all and any of the Sale Shares nor will the Sale Shares be the subject of any rights to acquire or options on Completion.

1.3.5

The Company has not issued or agreed to issue any shares, debentures or other securities.

1.3.6

The Company has not at any time, reduced, redeemed, repaid or purchased any of its paid up capital.

1.3.7

The Sale Shares are genuine and are not subject to any competing interest or claims by any party.

1.3.8

On delivery of the share certificate(s) to the Sale Shares and the duly executed relevant share transfer forms by the Vendor, the Purchasers shall be able to register the Sale Shares in the name of the Purchasers subject only to the payment of the relevant stamp duty and registration fees (if any).

1.4

Directors and other officers

1.4.1

The following are the directors of the Company:

Wei Chuan Beng

Lau Bik Soon

1.4.2

The particulars of the current secretaries of the Company are set out below:

Company Secretary:

CA Accountants & Secretaries Limited

1.4.3

Other than the directors, there is no other person or persons who have been authorised by the directors to manage the Company whether directly or indirectly.

1.5

Memorandum and Articles of Association

1.5.1

The certified true copy of the Memorandum and Articles of Association of the Company provided by the Vendor to the Purchasers is accurate and complete in so far as it relates to the objects of the Company and the regulations in the Articles of Association.

2.

ACCOUNTS

2.1

All the accounts, books, ledgers, financial and other records of whatsoever kind of the Company have been fully, properly and accurately kept and completed and have been prepared in accordance with the requirements of all relevant statutes and GAAP.

2.2

The books and records of the Company show a true and fair view of the assets and liabilities of the Company as at their respective dates.

2.3

Save as disclosed in the Accounts annexed hereto as Annexure A, the Company has not incurred or suffered any other actual or contingent liabilities. As at Completion Date, the Vendor shall cause and procure the Company to deliver to the Purchasers, the most current management account or as the case may be, the Accounts, showing that there is no money and claim due from or against the Company to or by the Directors, the Vendor and all other parties.

2.4

The Company owns, controls and has marketable title to all its assets. There are no compulsory purchase notices, orders, resolutions affecting any of the assets of the Company from any Public Authority which would prevent the continuation of the present business of the Company following Completion.

2.5

Taxation

2.5.1

The Company has made all the Taxation returns required up to the latest year of assessment in respect of any taxation liability and:-

(a)

those Taxation returns were completed in accordance with the provisions of the relevant laws and regulations;

(b)

none of the Taxation returns is or has been the subject of dispute or litigation between the  Company and the Taxation authority of Hong Kong;

(c)

the Company's total liability for Taxation up to the latest year of assessment has been paid or is fully provided for in the accounts of the Company.

2.5.2

All Taxation that the Company is or was required by law to withhold, collect or pay has been duly withheld or collected and, to the extent required, has been paid to the proper Taxation authority.

2.5.3

There is no Taxation sharing agreement that will require any payment by the Company.

2.5.4

There are no agreements in effect to extend the period of limitations for the assessment or collection of any Taxation for which the Company may be liable.

3.

LITIGATION

3.1

Litigation or arbitration

3.1.1

The Company is not, as at the date of this Agreement, engaged in any litigation, arbitration proceedings or prosecution.

3.1.2

As at the date of this Agreement there is no order, decree or judgment of any court or governmental agency or Public Authority in Hong Kong or any foreign country against the Company.

4.

POWERS OF ATTORNEY

4.1

There are no powers of attorney given by the Company in favour any party which are in force.

4.2

No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary and proper course of its business.

5.

CONTRACTS

5.1

The Company is not in breach of any contract to which it is a party and, as at the date of this Agreement, no contracting party is in breach of any contract which the Company has entered into with.

6.

INVESTMENT

6.1

Save for the investments within the Group, the Company does not have any investment in any companies.

7.

FINANCE

7.1

Capital Commitments

Save as disclosed in the Accounts, the Company has not made or agreed to make any other capital expenditure, or incurred or agreed to incur any capital commitments, nor has it disposed of any capital assets or any interest therein.

7.2

Long Term Commitments

Save as disclosed in the Accounts, the Company has not entered into any other long term or abnormal contract or obligation whatsoever.

7.3

Derivatives

As at the date of this Agreement, the Company has not acquired, holds or has written any derivative instrument (whether listed, traded or OTC) or is a party to any derivative contract. For the purposes of this warranty, “derivative” means any option, swap, future, warrant, cap, collar, floor or any contract for differences or similar agreement or arrangement.

7.4

Indebtedness

7.4.1

Save as disclosed in the Accounts, the Company has not incurred any other borrowing or indebtedness.

7.4.2

Save as disclosed in the Accounts, the Company has not incurred any borrowing or indebtedness in a currency other than Hong Kong Dollars or China Renminbi.

8.

DELINQUENT ACTS

8.1

The Company has not committed nor is it liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation, whether imposed by or pursuant to statute, contract or otherwise.

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Schedule 1B

Purchaser’s Warranties

1.

PRELIMINARY

1.1

Interpretation

1.1.1

In the Warranties, the term “assets” shall mean the assets of the Purchaser.

1.2

General

1.2.1

The Purchaser is incorporated under the laws of Nevada, U.S.A. and is duly registered and validly existing under the laws of Nevada, U.S.A.

1.2.2

The Purchaser:

(a)

is listed on the Over the Counter Bulletin Board of U.S.A.;

(b)

has an authorised capital of 300,000,000 common shares with a par value of USD0.0001 each;

(c)

has, as at the date of this Agreement, an issued ordinary share capital of 186,684,199 common shares with a par value of USD0.0001 each, all of which are fully paid up; and

(d)

has the power to own its assets and carry on its business as it is now being conducted.

1.2.3

There are no outstanding rights, subscriptions, warrants, calls, pre-emptive rights, options, employee share option schemes or other contracts or agreements of any kind to purchase, subscribe or otherwise to receive from the Purchaser any shares in the capital of the Purchaser or securities of any kind convertible into any share in the capital of the Purchaser.

1.2.4

The Purchaser has full power and authority to enter into and perform this Agreement and when this Agreement is executed by the Purchaser, it shall constitute binding obligations upon the Purchaser in accordance with its terms.

1.2.5

The Purchaser is not a party to, nor is it bound or affected by or subject to, any encumbrance, lease, agreement, deed, commitment, document, instrument, statute, legislation, regulation, judgment, order, decree or law which would be violated, contravened or under which default would occur, as a result of the transaction contemplated in this Agreement or compliance by the Vendor with the terms of this Agreement.

1.2.6

The Purchaser has all necessary licences, consents, permits and authorisations (whether public or private) to carry on its business (collectively, “Relevant Licences”).

1.2.7

All the Relevant Licences are valid, subsisting and in full force and effect and there is no reason for any of the Licences to be suspended, revoked, varied or not renewed as a result of the issuance of the Consideration Shares to the Vendor or otherwise.

1.2.8

The listing status of the Purchaser on the Over the Counter Bulletin Board of U.S.A. is valid and subsisting and the Purchaser has not committed any breach or omitted to comply with the application laws and regulations that may threatened the listing status of the Purchaser.

1.3

Consideration Shares

1.3.1

The Consideration Shares, when issued and allotted to the Vendor, shall be deemed as fully paid up and no money is owing in respect of them.

1.3.2

On Completion, the Purchaser shall do all necessary things and take all necessary actions to procure the issuance of the Consideration Shares to the Vendor, free of any pre-emptive rights or rights of first refusal and free of any mortgage, charge, lien or other encumbrance, and the immediate listing of the Consideration Shares on the Over the Counter Bulletin Board of U.S.A.

1.3.3

Save as otherwise disclosed to the Vendor prior to the date of this Agreement, the Purchaser has not issued or agreed to issue any shares, debentures or other securities.

1.3.4

Save as otherwise disclosed to the Vendor prior to the date of this Agreement, the Purchaser has not at any time, reduced, redeemed, repaid or purchased any of its paid up capital.

1.4

Directors and other officers

1.4.1

The following are the directors of the Purchaser:

Michael Yang

Wei Chuan Beng

1.4.2

The particulars of the current secretaries of the  Purchaser are set out below:

Company Secretary:

Wei Chuan Beng

1.4.3

Other than the directors, there is no other person or persons who have been authorised by the directors to manage the Company whether directly or indirectly.

1.5

Memorandum and Articles of Association

1.5.1

The certified true copy of the Memorandum and Articles of Association of the Purchaser provided by the Purchaser to the Vendor is accurate and complete in so far as it relates to the objects of the Purchaser and the regulations in the Articles of Association.

2.

ACCOUNTS

2.1

All the accounts, books, ledgers, financial and other records of whatsoever kind of the Purchaser have been fully, properly and accurately kept and completed and have been prepared in accordance with the requirements of all relevant statutes and GAAP.

2.2

The books and records of the purchaser show a true and fair view of the assets and liabilities of the Purchaser as at their respective dates.

2.3

Save as disclosed in writing by the Purchaser to the Vendor prior to the date of this Agreement, the Company has not incurred or suffered any other actual or contingent liabilities. As at Completion Date, the Purchaser shall deliver to the Vendor, the most current management account or as the case may be, the latest audited accounts of the Purchaser, whichever is latest, showing that there is no money and claim due from or against the Purchaser to the Vendor and all other parties.

2.4

The Purchaser owns, controls and has marketable title to all its assets. There are no compulsory purchase notices, orders, resolutions affecting any of the assets of the Purchaser from any Public Authority which would prevent the continuation of the present business of the Purchaser following Completion.

2.5

Taxation

2.5.1

The Purchaser has made all the Taxation returns required up to the latest year of assessment in respect of any taxation liability and:-

(a)

those Taxation returns were completed in accordance with the provisions of the relevant laws and regulations;

(b)

none of the Taxation returns is or has been the subject of dispute or litigation between the  Purchaser and the Taxation authority of Nevada, U.S.A.;

(c)

the Purchaser’s total liability for Taxation up to the latest year of assessment has been paid or is fully provided for in the accounts of the Purchaser.

2.5.2

All Taxation that the Purchaser is or was required by law to withhold, collect or pay has been duly withheld or collected and, to the extent required, has been paid to the proper Taxation authority.

2.5.3

There is no Taxation sharing agreement that will require any payment by the Purchaser.

2.5.4

There are no agreements in effect to extend the period of limitations for the assessment or collection of any Taxation for which the Purchaser may be liable.

3.

LITIGATION

3.1

Litigation or arbitration

3.1.1

The Purchaser is not, as at the date of this Agreement, engaged in any litigation, arbitration proceedings or prosecution.

3.1.2

As at the date of this Agreement there is no order, decree or judgment of any court or governmental agency or Public Authority in U.S.A. or any foreign country against the Purchaser.

4.

POWERS OF ATTORNEY

4.1

There are no powers of attorney given by the Purchaser in favour any party which are in force.

4.2

No person, as agent or otherwise, is entitled or authorised to bind or commit the Purchaser to any obligation not in the ordinary and proper course of its business.

5.

CONTRACTS

5.1

The Purchaser is not in breach of any contract to which it is a party and, as at the date of this Agreement, no contracting party is in breach of any contract which the Purchaser has entered into with.

6.

INVESTMENT

6.1

Save as disclosed by the Purchaser as at the date of this Agreement, the Purchaser does not have any investment in any companies.

7.

FINANCE

7.1

Capital Commitments

Save as disclosed in the management accounts or the latest audited accounts of the Purchaser, the Purchaser has not made or agreed to make any other capital expenditure, or incurred or agreed to incur any capital commitments, nor has it disposed of any capital assets or any interest therein.

7.2

Long Term Commitments

Save as disclosed in the management accounts of the latest audited accounts of the Purchaser, the Purchaser has not entered into any other long term or abnormal contract or obligation whatsoever.

7.3

Derivatives

As at the date of this Agreement, the Purchaser has not acquired, holds or has written any derivative instrument (whether listed, traded or OTC) or is a party to any derivative contract. For the purposes of this warranty, “derivative” means any option, swap, future, warrant, cap, collar, floor or any contract for differences or similar agreement or arrangement.

7.4

Indebtedness

7.4.1

Save as disclosed in the management accounts or the latest audited accounts of the Purchaser, the Purchaser has not incurred any other borrowing or indebtedness.

7.4.2

Save as disclosed in the management accounts or the latest audited accounts of the Purchaser, the Purchaser has not incurred any borrowing or indebtedness in a currency other than United States Dollars and Hong Kong Dollars.

8.

DELINQUENT ACTS

8.1

The Purchaser has not committed nor is it liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation, whether imposed by or pursuant to statute, contract or otherwise.

[the remainder of this page is left blank]

Annexure A

Accounts